Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2022 and revenue and expenses for the three and six months ended June 30, 2022 and 2021 and cash flows for the six months ended June 30, 2022 and 2021. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three and six months ended June 30, 2022 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$494	598
Investments in affiliates, accounted for using the equity method	$823	805
Intangible assets not subject to amortization	$25,051	24,953
Intangible assets subject to amortization, net	$1,190	1,269
Total assets	$31,152	31,674
Deferred revenue	$1,432	1,454
Long-term debt, including current portion	$13,903	14,262
Deferred tax liabilities	$2,240	2,206
Attributed net assets	$8,411	8,036
Noncontrolling interest	$3,156	3,565

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$2,254	2,159	4,440	4,217
Cost of Sirius XM Holdings services (1)	$(1,047)	(983)	(2,036)	(1,922)
Other operating expenses (1)	$(72)	(66)	(139)	(130)
Selling, general and administrative expense (1)	$(419)	(374)	(823)	(720)
Operating income (loss)	$472	634	956	863
Interest expense	$(125)	(123)	(247)	(243)
Income tax (expense) benefit	$(168)	(125)	(269)	(18)
Net earnings (loss) attributable to noncontrolling interests	$51	95	107	144
Earnings (loss) attributable to Liberty stockholders	$447	337	735	326
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

	amounts in millions
Cost of services	$12	12	22	22
Other operating expenses	9	7	17	17
Selling, general and administrative expense	29	31	60	65
	$50	50	99	104

Braves Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$207	142
Property and equipment, net	$748	777
Investments in affiliates, accounted for using the equity method	$115	110
Intangible assets not subject to amortization	$300	323
Intangible assets subject to amortization, net	$20	21
Total assets	$1,609	1,636
Deferred revenue	$131	83
Long-term debt, including current portion	$599	697
Deferred tax liabilities	$58	65
Attributed net assets	$357	296

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$260	216	283	232
Selling, general and administrative expense (1)	$(33)	(24)	(55)	(45)
Operating income (loss)	$35	31	(5)	(9)
Share of earnings (losses) of affiliates, net	$8	8	12	11
Unrealized gains (losses) on intergroup interest	$35	1	36	(27)
Income tax (expense) benefit	$(10)	(9)	(7)	2
Earnings (loss) attributable to Liberty stockholders	$64	25	51	(34)
(1)	Includes stock-based compensation expense of $3 million for each of the three months ended June 30, 2022 and 2021, and $6 million for each of the six months ended June 30, 2022 and 2021.

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2022	2021

	amounts in millions
Cash and cash equivalents	$1,944	2,074
Investments in affiliates, accounted for using the equity method	$28	30
Intangible assets not subject to amortization	$3,956	3,957
Intangible assets subject to amortization, net	$3,335	3,507
Total assets	$11,570	11,664
Long-term debt, including current portion	$3,380	3,631
Redeemable noncontrolling interests in equity of subsidiary	$576	575
Attributed net assets	$6,408	6,340

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

	amounts in millions
Revenue	$744	501	1,104	681
Cost of Formula 1 revenue	$(534)	(398)	(729)	(482)
Selling, general and administrative expense (1)	$(68)	(47)	(124)	(90)
Operating income (loss)	$49	(43)	68	(90)
Interest expense	$(30)	(29)	(59)	(61)
Share of earnings (losses) of affiliates, net	$(1)	14	(1)	29
Realized and unrealized gains (losses) on financial instruments, net	$83	70	76	105
Unrealized gains (losses) on intergroup interest	$—	(23)	(21)	(5)
Income tax (expense) benefit	$(6)	78	(8)	91
Earnings (loss) attributable to Liberty stockholders	$111	55	76	9
(1)	Includes stock-based compensation of $4 million and $7 million for the three months ended June 30, 2022 and 2021, respectively, and $7 million and $13 million for the six months ended June 30, 2022 and 2021, respectively.

BALANCE SHEET INFORMATION

June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$494	207	1,944	—	2,645
Trade and other receivables, net	660	74	89	—	823
Other current assets	348	81	229	—	658
Total current assets	1,502	362	2,262	—	4,126
Intergroup interests (note 1)	363	—	163	(526)	—
Investments in affiliates, accounted for using the equity method (note 1)	823	115	28	—	966

Property and equipment, at cost	2,886	1,002	451	—	4,339
Accumulated depreciation	(1,768)	(254)	(91)	—	(2,113)
	1,118	748	360	—	2,226

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,190	20	3,335	—	4,545
Other assets	1,105	64	1,466	(45)	2,590
Total assets	$31,152	1,609	11,570	(571)	43,760

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$7	(9)	2	—	—
Accounts payable and accrued liabilities	1,372	71	271	—	1,714
Current portion of debt	387	80	444	—	911
Deferred revenue	1,432	131	426	—	1,989
Other current liabilities	66	4	25	—	95
Total current liabilities	3,264	277	1,168	—	4,709
Long-term debt (note 1)	13,516	519	2,936	—	16,971
Deferred income tax liabilities	2,240	58	—	(45)	2,253
Redeemable intergroup interests (note 1)	—	221	305	(526)	—
Other liabilities	565	177	152	—	894
Total liabilities	19,585	1,252	4,561	(571)	24,827
Redeemable noncontrolling interests in equity of subsidiary	—	—	576	—	576
Equity / Attributed net assets	8,411	357	6,408	—	15,176
Noncontrolling interests in equity of subsidiaries	3,156	—	25	—	3,181
Total liabilities and equity	$31,152	1,609	11,570	(571)	43,760

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,254	—	—	2,254
Formula 1 revenue	—	—	744	744
Other revenue	—	260	—	260
Total revenue	2,254	260	744	3,258
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	711	—	—	711
Programming and content	152	—	—	152
Customer service and billing	126	—	—	126
Other	58	—	—	58
Cost of Formula 1 revenue	—	—	534	534
Subscriber acquisition costs	91	—	—	91
Other operating expenses	72	175	—	247
Selling, general and administrative	419	33	68	520
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	152	17	93	262
	1,782	225	695	2,702
Operating income (loss)	472	35	49	556
Other income (expense):
Interest expense	(125)	(6)	(30)	(161)
Share of earnings (losses) of affiliates, net	54	8	(1)	61
Realized and unrealized gains (losses) on financial instruments, net	296	1	83	380
Unrealized gains (losses) on intergroup interests (note 1)	(35)	35	—	—
Other, net	4	1	17	22
	194	39	69	302
Earnings (loss) before income taxes	666	74	118	858
Income tax (expense) benefit	(168)	(10)	(6)	(184)
Net earnings (loss)	498	64	112	674
Less net earnings (loss) attributable to the noncontrolling interests	51	—	2	53
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(1)	(1)
Net earnings (loss) attributable to Liberty stockholders	$447	64	111	622

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,159	—	—	2,159
Formula 1 revenue	—	—	501	501
Other revenue	—	216	—	216
Total revenue	2,159	216	501	2,876
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	663	—	—	663
Programming and content	135	—	—	135
Customer service and billing	127	—	—	127
Other	58	—	—	58
Cost of Formula 1 revenue	—	—	398	398
Subscriber acquisition costs	89	—	—	89
Other operating expenses	66	142	—	208
Selling, general and administrative	374	24	47	445
Impairment, restructuring and acquisition costs, net of recoveries	(137)	—	—	(137)
Depreciation and amortization	150	19	99	268
	1,525	185	544	2,254
Operating income (loss)	634	31	(43)	622
Other income (expense):
Interest expense	(123)	(6)	(29)	(158)
Share of earnings (losses) of affiliates, net	(70)	8	14	(48)
Realized and unrealized gains (losses) on financial instruments, net	86	(1)	70	155
Unrealized gains (losses) on intergroup interests (note 1)	22	1	(23)	—
Other, net	8	1	4	13
	(77)	3	36	(38)
Earnings (loss) before income taxes	557	34	(7)	584
Income tax (expense) benefit	(125)	(9)	78	(56)
Net earnings (loss)	432	25	71	528
Less net earnings (loss) attributable to the noncontrolling interests	95	—	16	111
Net earnings (loss) attributable to Liberty stockholders	$337	25	55	417

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,440	—	—	4,440
Formula 1 revenue	—	—	1,104	1,104
Other revenue	—	283	—	283
Total revenue	4,440	283	1,104	5,827
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,381	—	—	1,381
Programming and content	292	—	—	292
Customer service and billing	251	—	—	251
Other	112	—	—	112
Cost of Formula 1 revenue	—	—	729	729
Subscriber acquisition costs	181	—	—	181
Other operating expenses	139	198	—	337
Selling, general and administrative	823	55	124	1,002
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	304	35	183	522
	3,484	288	1,036	4,808
Operating income (loss)	956	(5)	68	1,019
Other income (expense):
Interest expense	(247)	(12)	(59)	(318)
Share of earnings (losses) of affiliates, net	36	12	(1)	47
Realized and unrealized gains (losses) on financial instruments, net	357	6	76	439
Unrealized gains (losses) on intergroup interest (note 1)	(15)	36	(21)	—
Other, net	24	21	22	67
	155	63	17	235
Earnings (loss) before income taxes	1,111	58	85	1,254
Income tax (expense) benefit	(269)	(7)	(8)	(284)
Net earnings (loss)	842	51	77	970
Less net earnings (loss) attributable to the noncontrolling interests	107	—	11	118
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(10)	(10)
Net earnings (loss) attributable to Liberty stockholders	$735	51	76	862

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,217	—	—	4,217
Formula 1 revenue	—	—	681	681
Other revenue	—	232	—	232
Total revenue	4,217	232	681	5,130
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,303	—	—	1,303
Programming and content	265	—	—	265
Customer service and billing	244	—	—	244
Other	110	—	—	110
Cost of Formula 1 revenue	—	—	482	482
Subscriber acquisition costs	175	—	—	175
Other operating expenses	130	162	—	292
Selling, general and administrative	720	45	90	855
Impairment, restructuring and acquisition costs, net of recoveries	108	—	—	108
Depreciation and amortization	299	34	199	532
	3,354	241	771	4,366
Operating income (loss)	863	(9)	(90)	764
Other income (expense):
Interest expense	(243)	(12)	(61)	(316)
Share of earnings (losses) of affiliates, net	(183)	11	29	(143)
Realized and unrealized gains (losses) on financial instruments, net	—	1	105	106
Unrealized gains (losses) on intergroup interests (note 1)	32	(27)	(5)	—
Other, net	19	—	9	28
	(375)	(27)	77	(325)
Earnings (loss) before income taxes	488	(36)	(13)	439
Income tax (expense) benefit	(18)	2	91	75
Net earnings (loss)	470	(34)	78	514
Less net earnings (loss) attributable to the noncontrolling interests	144	—	16	160
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	53	53
Net earnings (loss) attributable to Liberty stockholders	$326	(34)	9	301

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$842	51	77	970
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	304	35	183	522
Stock-based compensation	99	6	7	112
Share of (earnings) loss of affiliates, net	(36)	(12)	1	(47)
Unrealized (gains) losses on intergroup interests, net	15	(36)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(357)	(6)	(76)	(439)
Deferred income tax expense (benefit)	161	(6)	26	181
Intergroup tax allocation	65	13	(78)	—
Intergroup tax (payments) receipts	(42)	9	33	—
Other charges (credits), net	(13)	(11)	(10)	(34)
Changes in operating assets and liabilities
Current and other assets	11	(8)	(117)	(114)
Payables and other liabilities	(162)	65	167	70
Net cash provided (used) by operating activities	887	100	234	1,221
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	51	148
Cash (paid) received for acquisitions, net of cash acquired	(137)	—	—	(137)
Capital expended for property and equipment, including internal-use software and website development	(196)	(8)	(251)	(455)
Other investing activities, net	4	—	74	78
Net cash provided (used) by investing activities	(280)	34	(129)	(375)
Cash flows from financing activities:
Borrowings of debt	2,634	40	—	2,674
Repayments of debt	(2,320)	(138)	(243)	(2,701)
Liberty stock repurchases	(319)	—	(37)	(356)
Subsidiary shares repurchased by subsidiary	(415)	—	—	(415)
Cash dividends paid by subsidiary	(217)	—	—	(217)
Taxes paid in lieu of shares issued for stock-based compensation	(71)	—	26	(45)
Other financing activities, net	(3)	(7)	27	17
Net cash provided (used) by financing activities	(711)	(105)	(227)	(1,043)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(104)	29	(130)	(205)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(34)	78	514
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	299	34	199	532
Stock-based compensation	104	6	13	123
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	183	(11)	(29)	143
Unrealized (gains) losses on intergroup interests, net	(32)	27	5	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(105)	(106)
Deferred income tax expense (benefit)	(13)	(3)	(85)	(101)
Intergroup tax allocation	2	2	(4)	—
Other charges (credits), net	(2)	3	2	3
Changes in operating assets and liabilities
Current and other assets	(90)	2	(88)	(176)
Payables and other liabilities	(291)	23	326	58
Net cash provided (used) by operating activities	875	48	312	1,235
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(61)	—	(124)	(185)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Cash proceeds from dispositions	—	2	167	169
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(164)	(19)	(7)	(190)
Other investing activities, net	4	—	37	41
Net cash provided (used) by investing activities	(235)	(17)	(502)	(754)
Cash flows from financing activities:
Borrowings of debt	3,722	72	—	3,794
Repayments of debt	(2,270)	(53)	(190)	(2,513)
Liberty stock repurchases	(243)	—	—	(243)
Subsidiary shares repurchased by subsidiary	(856)	—	—	(856)
Cash dividends paid by subsidiary	(28)	—	—	(28)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(1)	(45)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	5	(4)	(35)	(34)
Net cash provided (used) by financing activities	(98)	15	733	650
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	542	46	541	1,129
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, LLC (“Braves Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of June 30, 2022, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of June 30, 2022. As of June 30, 2022, the Liberty SiriusXM Group has cash and cash equivalents of approximately $494 million, which includes $126 million of subsidiary cash.

As of June 30, 2022, the Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of June 30, 2022, the Braves Group has cash and cash equivalents of approximately $207 million, which includes $117 million of subsidiary cash.

As of June 30, 2022, the Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, cash, an intergroup interest in the Braves Group and Liberty’s 1% Cash Convertible Notes due 2023. As of June 30, 2022, the Formula One Group has cash and cash equivalents of approximately $1,944 million, which includes $935 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.0% intergroup interest at June 30, 2022. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.7% intergroup interest at June 30, 2022. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at June 30, 2022. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to

Notes to Attributed Financial Information (Continued)

(unaudited)

the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 8, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at June 30, 2022 and December 31, 2021 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.